Filed Pursuant to Rule 424(b)(3)
Registration No.  333-133387

Prospectus Supplement No. 5
(to Prospectus dated May 10, 2006)

This Prospectus Supplement No. 5 supplements and amends the prospectus dated May 10, 2006, which we refer to as the Original Prospectus, and the other Prospectus Supplements thereto, dated May 12, 2006, June 22, 2006, June 28, 2006, and July 5, 2006, which we refer to collectively as the Prospectus.  The Prospectus relates to the sale from time to time of up to 9,420,291 shares of common stock of Sunesis Pharmaceuticals, Inc. by certain selling stockholders.  Of the 9,420,291 shares covered hereby, 7,246,377 are outstanding shares purchased by the selling stockholders and 2,173,914 are shares reserved for issuance by us in the event the selling stockholders exercise warrants to purchase shares of common stock. The shares issuable upon exercise of the warrants will become eligible for disposition by the selling stockholders only as the warrants are exercised. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will receive proceeds from any cash exercise of warrants by the selling stockholders.

This Prospectus Supplement No. 5 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus.

Our common stock is traded on the Nasdaq National Market under the symbol “SNSS.” On August 8, 2006, the closing price of our common stock was $4.44.

Investing in our common stock involves risk.  See “Risk Factors” beginning on page 1 of the Original Prospectus and page 22 of Prospectus Supplement No. 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 5 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is August 9, 2006.

PRINCIPAL AND SELLING STOCKHOLDERS

The table of principal and selling stockholders and related footnotes in the section entitled “Principal and Selling Stockholders” of the Prospectus setting forth information on the ownership of shares of our common stock beneficially owned and offered under the Prospectus are amended as set forth below:

The selling stockholders listed below have not held any position or office with, and have not otherwise had a material relationship with, us or any of our affiliates within the past three years, other than as a stockholder. The percentage ownership data is based on 29,319,542 shares of our common stock outstanding as of July 31, 2006.

	Shares Beneficially Owned Prior to Offering (1)		Shares to be Sold in the	Shares Beneficially Owned After Offering (2)
Name	Number	Percent	Offering	Number	Percent
Entities affiliated with Baker Biotech(3)	1,465,378	5.0%	1,465,378	—	—

(1)          The preceding table has been prepared based solely upon information furnished to us as of the date of this Prospectus by the selling stockholder listed above.  The selling stockholder identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of its shares since the date on which the information in the preceding table is presented.

(2)          Assumes the sale of all shares offered hereby.

(3)          Includes (i) 340,824 shares and 102,247 shares issuable upon exercise of warrants held by Baker Biotech Fund I, L.P., (ii) 700,754 shares and 210,227 shares issuable upon exercise of warrants held by Baker Brothers Life Sciences, L.P., (iii) 30,525 shares and 9,158 shares issuable upon exercise of warrants held by Baker Bros. Investments II, L.P., (iv) 34,383 shares and 10,315 shares issuable upon exercise of warrants held by Baker Bros. Investments, L.P. and (v) 20,728 shares and 6,217 shares issuable upon exercise of warrants held by 14159, L.P.  All such warrants are immediately exercisable.  Julian Baker and Felix Baker share dispositive and voting power over the shares owned by Baker Biotech Fund I, L.P., Baker Brothers Life Sciences, L.P., Baker Bros. Investments II, L.P., Baker Bros. Investments, L.P. and 14159, L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.  The address of Baker Bros. Investments, L.P. and its affiliates is 667 Madison Avenue, 17th Floor, New York, New York 10021.